AMENDMENT TO EMPLOYMENT AGREEMENT
THIS AMENDMENT (this “Amendment”) constitutes a written modification to the Amended and Restated Employment Agreement (the “Employment Agreement”) entered into as of January 1, 2018, by and between Stewart Information Services Corporation (the “Company”), and David A. Fauth (“Executive”) (collectively, the “Parties”), as permitted pursuant to Section 9.4 of the Employment Agreement. Specifically, the Parties agree to the following changes to the Employment Agreement, effective as of January 1, 2019:
1.Section 3 of the Employment Agreement is restated in its entirety to read:

3. Title and Duties. Executive shall serve as Group Senior Vice President, Western Operations of the Company. Executive will have duties and responsibilities appropriate to Executive’s position. Executive will have such duties and responsibilities as may be assigned to Executive by the Company from time to time, at the Company’s discretion. Executive will devote all reasonable efforts and all of his or her business time to the Company.

2.In all other regards, the Employment Agreement shall remain in full force and effect without change.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

EXECUTIVE:	COMPANY:

STEWART INFORMATION SERVICES, INC.

/s/ Dave Fauth	/s/ Matt Morris
David A. Fauth	Matthew W. Morris
Chief Executive Officer

Date: February 22, 2019	Date: February 25, 2019